Exhibit 10.1

MEMORANDUM

Date: August 6, 2012

To: John Byrne

From: Darrell Ford

Subject: Senior Vice President, Chief Sales Officer – Summary of Terms

Congratulations on your promotion to Senior Vice President, Chief Sales Officer! Below, you will find a summary of the terms** to which we have agreed.

Element	Terms / Notes
Base Salary	• $455,000 • 30% increase effective July 30, 2012; subject to review annually

Executive Incentive Plan (EIP)	• Standard 100% target bonus • Standard EIP

Long Term Incentives (LTI)

Promotion Grant:

•   $750,000 in long term incentive value

•   Grant date August 15, 2012

•   50% time based stock options vesting over three years, converted as follows:

•   $750,000 * 50% / 30-day average closing price through the grant date / the current binomial discount factor = # of stock options

•   50% time based Restricted Stock Units vesting over three years converted as follows:

•   $750,000 * 50% / 30-day average closing price through the grant date = # of Restricted Stock Units

Retention Cash

Current retention cash agreement has been modified to include two additional payments of $100,000 each

•   November 2012 – current retention cash payment of $133,600 + additional payment of $100,000

•   November 2013 – current retention cash payment of $133,600 + additional payment of $100,000

•   All payments are contingent upon your (1) active, full-time employment at AMD at the time of the payment; and (2) satisfactory achievement of your performance objectives leading up to the payment date. The payments are subject to applicable taxes and withholdings.

Appointment as AMD Executive Officer

On August 8, 2012, the Board of Directors will designate you as an AMD Executive Officer and Section 16 officer. As a Section 16 officer, there are several items that you need to be aware of, along with forms that you will need to complete in a timely manner:

•   As a Section 16 officer, you are subject to the rules and regulations of the Securities Exchange Act of 1934, and the Law Department, primarily through Faina Medzonsky and Rita Marquis, will assist you in this regard.

•   The Law Department will conduct a short training with you regarding your status as a Section 16 officer. Please expect a detailed email from Rita Marquis on this topic. Rita will send you several forms that have a relatively short time fuse for completion.

Change in Control	The Compensation Committee has approved a Change-in-Control agreement, which will be provided to you for signature following signature by the Chair of the Committee.

**	Nothing in this memorandum alters the status of your employment at AMD, which is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice, in accordance with local laws and regulations.